EXHIBIT 15

August 12, 2008

The Board of Directors
McMoRan Exploration Co.

We are aware of the incorporation by reference in the Registration Statement on Form S-8 pertaining to the McMoRan Exploration Co. 2008 Stock Incentive Plan for the registration of 5,500,000 shares of McMoRan Exploration Co. common stock and the related 5,500,000 preferred stock purchase rights of our reports dated April 28, 2008 and August 6, 2008 relating to the unaudited condensed interim financial statements of McMoRan Exploration Co. that are included in its Forms 10-Q for the quarters ended March 31 and June 30, 2008.

Very truly yours,

/s/ Ernst & Young LLP